Exhibit 99.2

August 2, 2011 conference Call transcript

CORPORATE PARTICIPANTS

John Jacunski

P.H. Glatfelter Company — SVP & CFO

Dante Parrini

P.H. Glatfelter Company — Chairman & CEO

CONFERENCE CALL PARTICIPANTS

James Armstrong

Vertical Research Partners — Analyst

Mark Wilde

Deutsche Bank — Analyst

Stuart Benway

Standard & Poor’s — Analyst

Frank Duplak

Prudential Financial, Inc. — Analyst

PRESENTATION

Operator

Good morning. My name is Felicia and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter’s second quarter’s conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). I would now like to turn the conference over to Mr. John Jacunski. Please go ahead, sir.

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Thank you. Good morning and welcome to Glatfelter’s second quarter earnings conference call. This is John Jacunski. I am the company’s CFO.

Before we begin our presentation, I have a few standard reminders. During our call this morning, we will use the term adjusted earnings as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. I refer you to our 2010 Form 10-K filed with the SEC and available on our website for factors that could cause our actual results to differ materially from these forward-looking statements. These statements speak only as of today and we undertake no obligation to update them.

And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

With that, I will turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Good morning and thank you for joining our call today. Earlier this morning, we issued our financial results for the quarter, summarized on slide 3. Adjusted earnings in the quarter more than tripled due to the favorable resolution of a foreign tax audit that generated a benefit of $0.06 per share. Adjusted earnings increased to $0.07 this quarter compared to $0.02 last year.

Our businesses again generated strong top line results, reporting record net sales of $398 million. This 10% year-over-year increase was led by a 14% increase for Composite Fibers and a 25% increase for Advanced Airlaid Materials.

Sales growth for Composite Fibers was driven by a nearly 20% increase in shipments of single-serve coffee products and sales growth for Advanced Airlaid was driven by a 15% increase in shipments of feminine hygiene products. Glatfelter is the world leader in both of these markets and I believe we are well positioned for continued growth.

From an earnings perspective, our Advanced Airlaid Materials business delivered its strongest quarter since becoming part of Glatfelter last year. We continue to make significant progress with many of the initiatives we are implementing to improve operations and efficiencies in areas such as supply chain, waste reduction, and machine output. The combination of these factors translated into operating profit nearly doubling during the second quarter.

While we benefited from these positive developments, our results this quarter for Composite Fibers and Specialty Papers were hurt by rising input costs and atypical operating inefficiencies. As a result, their performance fell short of our expectations. Composite Fibers delivered another record quarter in terms of revenue. With the growth we have experienced in this business, we have been focused on creating incremental capacity both by improving machine throughput and by qualifying key products on additional machines.

During the second quarter, we experienced some operating inefficiencies in changing tea and composite laminate grades to different machines in order to create additional capacity to allow us to better serve our customers in the growing single-serve coffee market. We also took the opportunity to pull forward certain maintenance work that adversely impacted our results for the quarter.

Specialty Papers also delivered strong top line results and again outperformed the broader uncoated freesheet market. However, their overall results were hurt by costs related to pulp mill and recovery boiler issues at Spring Grove and higher costs with the annual maintenance outages.

Our focus on operational excellence has been a key driver for our earnings growth over the last several years. The second quarter operating performance was uncharacteristic for Glatfelter and I am confident these issues are addressed and now behind us.

Let me now turn the call over to John to provide more in-depth comments on this quarter’s results. John?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Thank you, Dante. I will start with slide 4, which shows a bridge of our adjusted earnings per share from the second quarter of 2010 through the second quarter of 2011. During the second quarter, we earned $3.1 million, or $0.7 per share, on an adjusted earnings basis after excluding acquisition and integration costs.

The improvement in earnings compared with a year ago was due to the resolution of a foreign tax audit that improved earnings by $0.06 per share and the improvement in Advanced Airlaid’s results that added $0.03. Lower results from Specialty Papers reduced earnings per share by $0.04 and Composite Fibers’ earnings were flat in the comparison.

As show on slide 5, Specialty Papers’ operating income declined $2.8 million. Net sales increased 4% to $216.7 million, driven by $7.4 million from higher selling prices and a 2% improvement in shipments, which again beat the broader uncoated freesheet market which was down 3%.

Volume growth was led by increased shipments of forms, envelope, and engineered products while book publishing and carbonless products both declined by approximately 5%. Our leading customer service programs, broad product offering, and quality of our products has allowed us to outperform the broader uncoated freesheet market since 2005, and we expect this trend to continue. The improved selling prices were mostly offset by raw material and energy cost inflation of $6.5 million.

Input costs were up almost across the board with the most significant increases in pulp wood, starch, and caustic. The businesses’ overall results were adversely impacted by a few operating issues that Dante discussed, which resulted in higher maintenance spending and higher purchased pulp consumption. In addition, the cost of the annual maintenance outages in this business increased by $1 million this year with an overall cost of $20.6 million compared to $19.6 million last year.

Moving to Composite Fibers on slide 6, you see operating income for this business increased 4% compared with the same quarter year ago. From a revenue standpoint, Composite Fibers had its second consecutive record quarter. Net sales increased $14 million or 14% in the year-over-year comparison. Although tons shipped were flat, the mix was favorable and higher selling prices and currency translation added $3.6 million and $10.4 million respectively.

The favorable mix was driven by strong shipments in tea and coffee products with shipments to the single-serve coffee market increasing by nearly 20% year-over-year. We continued to see good opportunities for growth in both tea products and single-serve coffee applications into the second half of 2011.

Technical Specialty shipments were also higher by 4% while Composite Laminate shipments and metalized products were each off about 2% due to weak demand and increased competition in the wet glue label market.

The benefits from higher selling prices and an improved product mix were offset by broad-based increases in raw materials and energy costs totaling $4.9 million. The most significant increases were for abaca, synthetic and wood pulps and base paper used in our metalizing operations.

As Dante commented, we also had some operational issues this quarter in Composite Fibers. In addition, as you may remember from earlier calls, we have significantly improved the productivity of our machines in this business to broaden capacity to serve its growing markets. This resulted in an inventory build in the first quarter. As we discussed on our Q1 call, we took down time during the second quarter to manage inventory levels. This lower production negatively impacted results compared to last year. Despite this, our operations and continuous improvement initiatives had a favorable year-over-year impact to the quarter of $500,000, but temporarily interrupted our trend of higher operating margins.

Turning to slide 7, you can see Advanced Airlaid Materials’ results improved significantly. The benefit of $3.9 million from increased selling prices together with operating efficiencies more than offset the impact of higher raw material and energy costs.

Net sales increased $12.9 million or nearly 25%, reflecting higher selling prices, and $4.7 million from foreign currency translation. Net sales also benefited from a 10.8% increase in shipments. The higher shipments in this business were driven by a 15% increase in feminine hygiene products.

As you know, over the past year, we have been focused on improving the profitability of this business. The actions we have taken are generating results, particularly in our Canadian facility, where machine waste has been reduced by approximately 20% and throughput has been improved by 15% compared to the second quarter of last year. We have also generated further supply chain efficiencies across this business. We believe with these actions, Advanced Airlaid is well positioned to continuous progress during the second half of the year.

We also expect the $7.6 million investment we are making in additional festooning and converting equipment will provide further profit improvement opportunity for this business. Demand for festooned products is high and this investment will allow us to serve our customers with a more value-added product and it will also improve our operating margins. This project is progressing well and is expected to start up during the fourth quarter and begin to add to earnings in 2012.

Turning back to a consolidated review, slide 8 outlines a few other financial highlights for the quarter, including the income tax benefit discussed earlier and an update on our $50 million share buyback program, where through the end of June we repurchased over 318,000 shares of common stock for approximately $4.7 million.

Moving to our cash flows on slide 9, you see we generated $20.4 million of free cash flow in the first half of 2011. This includes $20.7 million of cash tax benefits from the cellulosic bio-fuel credit and a $12.4 million increase in capital expenditures. We have also invested $17 million in working capital to fund the record revenue we have generated. We typically generate a substantial amount of our free cash flow during the second half of the year and we expect this pattern to hold true in 2011.

Capital expenditures totaled $27.9 million in the six months of 2011 compared with $15.4 million in 2010. And we continue to expect CapEx to be $60 million to $65 million for all of 2011 compared with total depreciation expense estimated at $68 million.

As shown on slide 10, in the first half of 2011 pension expense, substantially all of which was non-cash, totaled $4 million compared with $4.7 million in the first half of 2010. On a full-year basis, we expect to recognize $9.6 million of expense, which is slightly higher than last year, but lower than our prior estimate of $11.8 million.

Our qualified plans remain overfunded and we will not make cash contributions this year nor do we expect to have to make cash contributions for the foreseeable future. You will notice that during the third quarter of 2011 we will record a $2 million pretax charge for the normal pension accounting expense associated with the retirement of our former CEO. This charge is included in the $9.6 million full year estimate.

Our balance sheet remains strong, as slide 11 summarizes. We finished the quarter with $108 million of cash, over $200 million available on our revolving credit facility, and our leverage remains low.

This concludes my remarks. I will turn the call back to Dante.

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Thank you, John. Overall we are very pleased with our net sales growth and shipping volumes in the second quarter. Our markets are holding up well amid the slow economic recovery and our market leading positions are providing opportunities to produce strong growth. Our continuous improvement initiatives are contributing to our overall results despite the slight operating setbacks we experienced in the second quarter. And Advanced Airlaid Materials is beginning to show benefit from the actions taken to create a culture of operational excellence and continuous improvement.

As we outlined in this morning’s release and on slide 12, we expect to see generally favorable market conditions across all of our businesses, with shipments improving in growth markets where we have leadership positions including tea, coffee and feminine hygiene. In addition, Specialty Paper shipments should be approximately 5% ahead of the second quarter levels, reflecting normal seasonal patterns.

For the most part, we expect a slight slowing of inflationary pressures in our businesses in the third quarter. We generally expect selling price increases to offset raw material cost inflation, although the timing of price increases is expected to be a modest negative for Composite Fibers in the third quarter. Our commitment to cost control, continuous improvement and operational excellence will remain a top priority, as we work to improve our profitability and margins.

Finally, I continue to believe we are well positioned to generate value for shareholders over the long-term. We have leadership positions in key global growth markets like tea, single-serve coffee, and feminine hygiene, where an increasing portion of our revenue is generated. Our continuous improvement initiatives are producing results and giving us an opportunity to improve margins. And we expect continued strong cash flow that allows us to make strategic investments to improve earnings, like the $7.6 million project in Advanced Airlaid Materials, while also implementing a $50 million share repurchase program that we announced last quarter. We believe these are the right steps for shareholders and Glatfelter as a whole and we look forward to reporting our progress on future calls.

At this time, I would like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of James Armstrong with Vertical Research.

James Armstrong - Vertical Research Partners — Analyst

Good morning. Just a couple of questions. First, to achieve a 5% higher shipment in Specialty Paper next quarter, by my calculations, you need to operate at or above 99% of capacity or see inventories decline during the quarter. With the third quarter maintenance, can you achieve this 99% level or do you see inventory levels dropping in Specialty Papers?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

James, typically the third quarter is our strongest shipping quarter of the year, so we do tend to pull inventories down a little bit, although our expectation is that that will be modest and most of the shipments will come from our production. This business typically does operate near its capacity and our capacity plan includes the normal maintenance outages that we take and this is a typical third quarter maintenance outage, so we are very comfortable that we can meet our shipping estimate.

James Armstrong - Vertical Research Partners — Analyst

Okay. And then shifting gears. A few of the major Airlaid product guys have been raising prices to the end customer in recent months. Have you seen any impact to your Airlaid Materials demand due to these pricing increases?

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Yes, James, this is Dante. Good morning. I think you make reference to some of the fast-moving consumer goods companies that have instituted price increases in their markets. We saw some increased demand as there was more pull-through to perhaps beat the price increase. But typically Q3 tends to be a stronger quarter for that particular market, hygiene in particular. So, we feel pretty confident with the forecasted volume increase that we suggest of about 5% on a sequential quarter basis.

James Armstrong - Vertical Research Partners — Analyst

Okay. That helps a lot. Thank you very much.

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Sure.

Operator

Your next question comes from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Good morning, Dante. Good morning John.

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Good morning, Mark.

Mark Wilde - Deutsche Bank — Analyst

Dante, can we just — can we go into a little bit more detail about the operating issues in the quarter?

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Sure.

Mark Wilde - Deutsche Bank — Analyst

I am particularly interested in the Specialty Paper business because they looked to have been a little bigger divot than Composite Fibers.

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

So, with Specialty Papers, we had some tube replacements that we had to make on a recovery boiler. And as John made referenced to, the pulp mill had a difficult post-outage startup. And not to get too technical, but it related to a surface condenser. All of these problems were fixed, but it added cost and with the price of purchase pulp, it had substantial impact on Q2’s P&L performance. Operations are back to normal in July, though.

Mark Wilde - Deutsche Bank — Analyst

Okay.

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

John, do you want to add anything?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

The financial impact you saw that the annual maintenance outages were a little bit more expensive than we had expected, in part due to those issues, and about $1 million more than a year ago. And then the other operating issues that Dante referred to had an impact of a little over $1 million, probably around $1.2 million or so.

Mark Wilde - Deutsche Bank — Analyst

Those are the issues in Europe or the — just the difficult restart? Because I thought I saw on the bridge that there was about $3 million of issues in addition to the extra $1 million of normal maintenance expense, let me just go back here?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

The $3.3 million includes the impact of the maintenance outages.

Mark Wilde - Deutsche Bank — Analyst

Okay.

John Jacunski - P.H. Glatfelter Company — SVP & CFO

So, you had $1 million on the annual maintenance outages, you’ve got about another $1.2 million or so from the other pulp mill and recovery boiler issues we had in Spring Grove that’s the bulk of that number.

Mark Wilde - Deutsche Bank — Analyst

Okay, all right. And then anymore color on Europe?

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Sure. As you may recall during last quarter’s call, we announced that we would plan some downtime for inventory management and committed to working capital management and making sure that this business sustains its healthy free cash profile that we worked very hard to achieve. We did have some difficult startups on some of these machines, which added some costs and added protracted downtime.

The other thing is we have to qualify some tea and overlay grades on new machines throughout the system to create more capacity for single-serve coffee, which took longer than expected and added cost. So as you know, we have a leading position in single-serve coffee, it’s a very hot category right now. We are very committed to supporting the accelerated growth of that particular product category and therefore we needed to qualify some other grades on other machines so that we can maintain our service fidelity to all of our customers and create incremental capacity on the machines that are already qualified for single-serve coffee.

We also experienced some higher costs in new product trials. So when we do take downtime, as you know innovation is an important driver of our growth strategies, especially in these businesses. So we take full advantage of pushing new product development trials and experimentation and that added a little bit of cost. And lastly, because we had the downtime, we did choose to pull forward certain maintenance work that we think over the second half of this year and 2012 was the prudent thing to do. I think the most important thing to recognize, at least from my vantage point, is that these issues have been addressed and they are now behind us.

Mark Wilde - Deutsche Bank — Analyst

Okay, all right. And then secondly, Dante, maybe we can talk a little bit about some of the new business wins that you must have picked up. You mentioned a very strong growth year-over-year in the coffee related business in Composite Fibers and then also your volume in Airlaid was quite strong?

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Yes. So we pride ourselves on making sure that our value propositions to our customers stand tall on their own merits. We work very hard to earn their trust and confidence. And building market leading positions is another amicable part of our strategy. So we feel very fortunate and actually humble that our customers are placing such high confidence in Glatfelter to support their continued global growth. And that’s why we are continuing to take these bold and aggressive steps to make sure our cost profile, our quality profile and our capacity is in line with supporting that growth. And I think customers are responding to that and are gaining greater trust and confidence in Glatfelter as their key growth partner.

Mark Wilde - Deutsche Bank — Analyst

Okay. Switching next to kind of raw material cost. You mentioned that you think you will see some moderation in cost pressures in the second half. It looks to me like the pulp market is correcting down, perhaps pretty significantly right now, including fluff pulp. So can you talk a little bit about how this drop-off in pulp prices kind of ties into the cost guidance you provided for the third quarter and beyond?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Sure, Mark. The third quarter guidance that we provided generally expects that wood pulp and fluff pulp will be mostly flat. So, if prices fall off much more significantly than that could be a benefit to us. In our Composite Fibers business, we also use some other pulps, the specialized abaca pulp. We do expect prices for that pulp to increase and we expect synthetic pulps that are used in our Composite Fibers business to also increase. So while there might be a little bit of an opportunity in the wood pulp side, we think that some of the specialized pulps are going to continue to increase.

Mark Wilde - Deutsche Bank — Analyst

Okay, all right. And John just on that abaca issue, one point I thought you were looking at maybe expanding your own abaca operations down in the Philippines. Any update on that?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

We have expanded it over the last few years, but we have no recent or planned additional capacity expansion. So we produce about two-thirds of the abaca pulp that we use and we purchase about a third on the open market.

Mark Wilde - Deutsche Bank — Analyst

Okay all right. And then should we expect anything in the back half of the year vis-a-vis land sales?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

The market is still pretty quiet. We did have a land sale earlier in the year that was to a conservation group. But I think the markets that — where we hold property are still pretty quiet, so I would not expect any significant sales.

Mark Wilde - Deutsche Bank — Analyst

Okay. That’s great. I will turn it over.

Operator

(Operator Instruction) Your next question from the line of Stuart Benway with Standard & Poor’s.

Stuart Benway - Standard & Poor’s — Analyst

Yes, thank you. In the Fibers business, you said that disruptions from adding single-serve coffee capacity had hurt you somewhat, but the chart on page six shows that you actually had a $0.5 million increase in earnings from operations. So where are those higher costs shown?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Yes, Stuart. Some of the commentary that we provided this morning was related to what our expectations were for the quarter. So if you go back to Q1, we earned $12.4 million of operating profit in this business. And the guidance we provided on Q2 was that we expected that operating profit to decline by about $2 million, due to some of the downtime to manage inventories as well as rising input costs. Our actual results came in at $9.3 million and that was lower than we expected and that was driven by some of the issues that Dante spoke to around unplanned downtime, pulling forward some maintenance, and some of the new product development trials. All of those — those three things impact our results by about $1 million. So while we have improved year-over-year from an operations perspective, we were below what our guidance was and our expectations were for Q2.

Stuart Benway - Standard & Poor’s — Analyst

Okay. And can you tell me how much of your sales in that business are into the coffee and tea filter business or at least food and beverage in total?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Yes, the food and beverage in total is about 60% of our overall revenue for that business unit.

Stuart Benway - Standard & Poor’s — Analyst

And how fast is that single-serve market growing?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

It’s certainly growing double-digits. The growth has been very strong in the US and as well as in Western Europe. So we strongly believe it’s growing at at least double-digit rates. A little bit difficult to get a complete handle on all the growth rates for that market given the specialized nature of it, but we believe it’s at least double digits.

Stuart Benway - Standard & Poor’s — Analyst

And does that business have the highest margin of the four categories in that sector?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

The food and beverage, yes.

Stuart Benway - Standard & Poor’s — Analyst

Yes, okay. In Airlaid Materials, you showed nice margin improvement, still not up to the Fibers business. But do you think further margin improvement there is dependent on higher volume or there are more costs that you can take out of that business?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Yes and yes. I think we expect growth in Q3 and we certainly expect to continue to make progress in our cost reduction initiatives, our continuous improvement initiatives, and we expect both of those will help us to improve the operating profit as we move forward in the second half of the year.

Stuart Benway - Standard & Poor’s — Analyst

Okay. And can you tell me what the festooning is?

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Sure. Festooning is a converting processes that takes roll goods, perforates them, puts them into strips, and allows you to fold them into a small — on a small pallet, which provides operating efficiencies to the customer because they can run faster and longer between changing blocks and fewer web breaks. And Glatfelter does have some proprietary technology in this festooning area.

Stuart Benway - Standard & Poor’s — Analyst

Okay. And one last thing. Do you expect any other tax adjustments in the second half?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Nothing that’s all that material. We — the foreign audit that we just concluded was the major item. We would expect our tax rate to be around 30% as we go through the balance of the year. So no, we don’t expect anything significant.

Stuart Benway - Standard & Poor’s — Analyst

Okay. So second half tax rate would be normalized around 30%.

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Yes.

Stuart Benway - Standard & Poor’s — Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Frank Duplak with Prudential.

Frank Duplak - Prudential Financial, Inc. — Analyst

Good morning, guys.

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Good morning.

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Good morning.

Frank Duplak - Prudential Financial, Inc. — Analyst

One quick question. Just have you guys thought about 2012 CapEx yet? And then any kind of guidance, if not specifically, at least directionally for next year versus this year?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

We certainly have not formulated complete financial plans around 2012. But our expectation is that CapEx will remain above where it is this year absent any major capacity expansion investment that we might need to make. So I would guide you towards similar to 2011.

Frank Duplak - Prudential Financial, Inc. — Analyst

And running close to 100% of D&A then, something like that?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Right.

Frank Duplak - Prudential Financial, Inc. — Analyst

Okay. Thanks.

Operator

(Operator Instructions). Your next question is a follow-up from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Yes. Just on that capital spending number, John. Does the growth in things like the single-serve coffee and the tea market, is that kind of accelerating your thoughts at all about potentially adding more capacity in that business?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Yes, I think we’ve — I think we’ve talked that we would expect that we will need to add capacity in this market, perhaps in 2013, depending on how the growth rates start to move. The investments I talked about — some of the investments we talked about earlier this year that we are making and that we might make next year had more do with de-bottlenecking that might create some incremental capacity, it’s not a major capacity expansion. But certainly as we look at the tea market and the single-serve coffee market, there may be a need to bring additional capacity in this market in a few years.

Mark Wilde - Deutsche Bank — Analyst

Okay. John, how and where might you do that? I mean, do you want to be in Asia, do you want be further in Eastern Europe, or do you want just build off of the existing locations that you’ve got in the UK and Germany?

John Jacunski - P.H. Glatfelter Company — SVP & CFO

Mark, I think it’s — it would be premature for me to comment on that. I think there is a variety of factors that will influence whether we bring capacity into the market and where we do that. And that’s work that is not complete, so it’s a little bit premature for me to comment on that.

Mark Wilde - Deutsche Bank — Analyst

Okay. And Dante, can you comment just briefly in both book and carbonless, where you estimate the rate of decay in those businesses to be at this point?

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Sure. I think we’ve been very consistent on the carbonless side of saying that the market is declining at a rate of 7% to 10%, and we had 6% this past quarter. And on the book side, we’ve experienced somewhere in the mid single-digits. I think those are good numbers to continue to operate on. And I will take you back to the approach and the model that we’ve employed in North America with our Specialty Papers business unit that now for the seventh consecutive year has allowed to us beat the broader industry shipment rates. And we figure we will be able to continue doing that based on our new product development, new business development activities.

Mark Wilde - Deutsche Bank — Analyst

Have you seen anything, Dante, just from this proliferation in tablets? What do you hear from your book publishing customers at this point about that impact?

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Well, I mean, the publishing community is still very fixated on putting together a business model that optimizes the economics of both the printed and e-medium and I think they are still working that out. I think for a period of time — a substantial period of time, you are going to see both. And the overall share of the market is still predominantly paper-based versus e-based. But the e-books and e-tablets, they’re here to stay and we are planning on that. But, we are not bothered by that or intimidated by that. I think the performance of Specialty Papers over time should give the listener confidence that we understand those markets and more importantly we understand how to optimize our assets and run at rates above industry.

Mark Wilde - Deutsche Bank — Analyst

All right. And has — your share historically in book has been somewhere — in trade book has been somewhere in the high 30s% to maybe 40%. Where are you at right now?

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Yes. So if you still look at book publishing, we still have a substantially high share that you made reference to. It’s just that part of the pie is getting a little bit smaller.

Mark Wilde - Deutsche Bank — Analyst

Okay. I guess what I am wondering is do you get — as the pie shrinks, do you get some competitors or just leave the market and so your share might actually go up?

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Yes. To the extent that publishers want to continue to use permanent papers, uncoated freesheet papers, I think there is a great opportunity for Glatfelter to pick up shares as others abdicate position. To the extent that people are going to be tempted to downgrade to a lower quality papers that may not have the permanence issues then that could create a drag on our future share.

Mark Wilde - Deutsche Bank — Analyst

Okay. All right. Fair enough. Well listen, good luck in the third quarter.

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Thank you.

Operator

(Operator Instructions). And there are no further questions at this time. I would now like to turn the conference back to Mr. Dante Parrini for any closing remarks.

Dante Parrini - P.H. Glatfelter Company — Chairman & CEO

Thank you again for joining us today. We appreciate your questions and your interest in Glatfelter and I look forward to speaking to you again after our third quarter. Have a great day.

Operator

Thank you. This concludes today’s Glatfelter’s second quarter’s conference call. You may now disconnect.